Exhibit 16.1

October 14, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 14, 2015 of Parkview Capital Credit, Inc. and are in agreement with the statements contained in paragraph (a) therein as it regards our firm.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP

EisnerAmper LLP